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                                                                      EXHIBIT 99

From:                 The Ackerley Group, Inc.
                      Tel:  (206) 624-2888

Analyst Contact:      Dan Evans, Jr., Vice President Public Affairs
                      Denis Curley, Co-President and Chief Financial Officer
                      Leon Berman, The MWW Group, 1-800-724-7602

Media Contact:        Rosanne Marks, MWW/Savitt, (206) 587-7734

                  THE ACKERLEY GROUP ANNOUNCES DEBT FINANCING

     SEATTLE, Wash., February 24, 1999 -- The Ackerley Group (NYSE: AK), a leading media and entertainment company, announced today that it sold $25.0 million aggregate principal amount of Senior Subordinated Notes due 2009. The sale of the notes was a private offering to certain qualified institutional buyers. Net proceeds to the Company from the offering will be used to repay bank debt and for general corporate purposes.

     The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of The Ackerley Group, Inc.

     The Ackerley Group is comprised of three operating segments, which contain a total of 24 independent media and entertainment operations. The Out-of-Home segment includes outdoor advertising in five major metropolitan markets. The Broadcasting segment owns, or operates under management agreements, thirteen television stations in California, New York, Oregon and Washington, as well as four radio stations in the Seattle-Tacoma market. The Sports & Entertainment segment includes Full House Sports & Entertainment, and the NBA's Pacific Division Champion Seattle SuperSonics.